Exhibit 99.1

                    Vicor Corporation First Quarter Results

     ANDOVER, Mass.--(BUSINESS WIRE)--April 14, 2005--Vicor Corporation (NASDAQ:
VICR) today reported its financial results for the first quarter ended March 31, 2005. Revenues for the quarter were $43,180,000 compared to $42,521,000 for the corresponding period a year ago. Net income for Q1 was $39,000, or $.00 per diluted share, compared to a net loss of $1,190,000, or ($.03) per diluted share, in Q1 2004.
     The book-to-bill ratio for Q1 was 1.09:1 compared to .94:1 in Q4 2004. The backlog at the end of Q1 was $40.4 million compared to $36.3 million at the end of 2004. Gross margin improved to 39.5%, compared to 36.1% in Q4 2004.
     Commenting on the quarter and 2005, Vicor's CEO Patrizio Vinciarelli noted:
"Increasing demand and manufacturing efficiencies in our legacy 1st and 2nd generation products led to improvements in our top and bottom line. While gross margins are 15 points higher than at the bottom after the telecom bubble, we still have 15 points to go to operate within the boundaries of our business model. During 2005, we expect to continue our progress toward restoring significant profitability."
     Vinciarelli went on to say: "In the first quarter we incurred over $6 million in aggregate startup and development costs relating to the V-I Chip and Picor business units. While these costs have been a burden to margins and operating expenses, they represent an important investment. By expanding V-I Chip product lines, we believe that Factorized Power will provide unprecedented flexibility and cost-effective performance to OEMs in Consumer Electronics, Communications, Information Technology and Automotive markets."
     Commenting on industry trends as they relate to Vicor's competitive position, Vinciarelli said: "Within the Power Management and Power Supply industries, players are converging on open standards using IBA and Point Of Load ("POL") "buck" regulators. The buck regulator is an old power conversion "engine" whose cost is driven by silicon for which Asian suppliers with silicon fabs will hold the cost advantage. Being confined to the POL, buck regulators (analog or digital) have limited applicability. Looking past the limitations of IBA and buck regulators, FPA and V-I Chips will span power system requirements from the wall plug to the POL. The performance, flexibility, breadth of applicability and expected cost of VICs have the promise of providing a sustainable competitive advantage for Vicor, its licensees and partners."
     Depreciation and amortization in the quarter was $4.5 million and capital additions were $1.4 million. Inventories decreased by approximately $1.5 million to $24.7 million as compared with $26.2 million at the end of 2004. Cash and short-term investments were $112.8 million, a decrease of $0.8 million from the end of 2004. During the quarter, Vicor repurchased 178,400 shares of its Common Stock for a total of $1.9 million. Approximately $23.0 million remains available in the authorized stock buy-back plan.
     For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

     Earnings Conference Call

     Vicor will be holding its investor conference call, today, Thursday, April 14, 2005 at 5:00 p.m. Eastern Daylight Savings Time. Shareholders interested in participating in the call, should call 888-482-0024 at approximately 4:50 p.m. and use the Passcode 67275058. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate a replay will be available, shortly after the conclusion of the call, through April 28, 2005. The replay dial-in number is 888-286-8010 and the Passcode is 21991049. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

     This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of the words "may," "will," "would," "plans," "expects," "anticipates," "believes," "continue," "estimate," "prospective," "project," "intend," and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include our ability to develop and market new products and technologies cost-effectively, to leverage design wins into increased product sales, to decrease manufacturing costs, to enter into licensing agreements that amplify the market opportunity and accelerate market penetration, to realize significant royalties under license agreements, to achieve a sustainable increased bookings rate over a longer period, and to successfully leverage the V-I Chips in standard products to promote market acceptance of Factorized Power, factors impacting the company's various end markets, including Consumer Electronics, Information Technology and Automotive, as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.

     Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the communications, information technology, industrial control and military electronics markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                              QUARTER ENDED
                                               (Unaudited)

                                            MAR 31,         MAR 31,
                                             2005           2004
                                          -------------------------

Net revenues                                $43,180        $42,521
Cost of revenues                             26,135         27,521
                                          ---------        --------
          Gross margin                       17,045         15,000

Operating expenses:
          Sales & administration             10,104         10,178
          Research & development              7,096          5,943
                                          ---------        --------
            Total operating
             expenses                        17,200         16,121
                                          ---------        --------

Loss from operations                           (155)        (1,121)
                                          ---------        --------

Other income (expense), net                     494            215
                                          ---------        --------

Income (loss) before income taxes               339           (906)

Provision for income taxes                     (300)          (284)
                                          ---------        --------

Net income (loss)                               $39       ($ 1,190)
                                          =========        ========

Net income (loss) per share:
           Basic                              $0.00        ($ 0.03)
           Diluted                            $0.00        ($ 0.03)

Shares outstanding:
           Basic                             41,980         41,917
           Diluted                           42,115         41,917


VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)


                                              MAR 31,         DEC 31,
                                               2005           2004
                                           (Unaudited)     (Unaudited)
                                           -----------     -----------
Assets

Current  assets:
        Cash and cash equivalents              $36,695        $36,277
        Short-term investments                  76,128         77,371
        Accounts receivable, net                26,818         23,359
        Inventories, net                        24,704         26,229
        Deferred tax assets                      2,497          2,497
        Other current assets                     3,038          2,245
                                           -----------     -----------
             Total current assets              169,880        167,978

Property and equipment, net                     63,988         67,001
Other assets                                     9,995          9,903
                                           -----------     -----------

                                              $243,863       $244,882
                                           ===========     ===========

Liabilities and Stockholders' Equity

Current liabilities:
        Accounts payable                        $6,916         $5,806
        Accrued compensation and
         benefits                                3,759          4,265
        Other accrued liabilities                9,727          9,488
                                           -----------     -----------
            Total current liabilities           20,402         19,559

Deferred income taxes                            3,081          3,173
Minority interests                               1,617          1,527

Stockholders' equity:
        Capital stock                          149,305        149,302
        Retained earnings                      176,808        176,769
        Treasury stock                        (107,350)      (105,448)
                                           -----------     -----------
            Total stockholders' equity         218,763        220,623
                                           -----------     -----------

                                              $243,863       $244,882
                                           ===========     ===========

    CONTACT: Vicor Corporation
             Mark A. Glazer, 978-470-2900